Exhibit 99.1

Visualant Wins Fourth Patent On ChromaID Technology

Using Exclusive Spectral Pattern Matching Technique

Latest patent strengthens market opportunity for future devices embedded with ChromaID scanners capable of authenticating substances based on natural chromatic markers

Seattle, WA. – (November 1, 2012) Visualant, Inc. (OTCBB: VSUL) – an industry-leading provider of chromatic-based identification and diagnostic solutions, announced today that it received its fourth patent on its ChromaID™ technology that uses an exclusive Spectral Pattern Matching™ (“SPM”) technique. The latest patent further validates the company’s vision to introduce more efficient security and authentication methods into the marketplace, and comes shortly after Visualant and its investment partner Sumitomo Precision Products Co., Ltd. (“SPP”) showcased a prototype of its Cyclops 6™ ChromaID hand-held scanner in Japan last month.

Future devices embedded with ChromaID technology can read and record natural chromatic markers by structuring light onto a substance, through a liquid or gas, or off a surface. Once scanned, the technology captures the reflected light in a simple Photodiode and provides a unique ChromaID profile. The ChromaID profile can be matched against existing databases to identify, detect, or diagnosis markers invisible to the human eye.

Visualant Founder and CEO Ron Erickson believes ChromaID technology will usher in new angles to protect consumer assets, currencies, chemical products and even civil liberties on a massive scale by bringing the power of spectral analysis from the lab and into the field. Erickson states, “Our technology adds another authentication layer to tools used by government and industrial entities who grapple with the identification and security challenges that impact our society at large.”

ChromaID technology was developed in conjunction with renowned research scientists, Drs. Tom Furness and Brian Schowengerdt. Together, they have forged a unique proprietary approach to mapping color at the photon level and using that mapping as a basis for authentication and diagnostics.  In conjunction with the stellar work being done in the lab, the company continues to pursue an aggressive patent strategy to protect its unique intellectual property.

Drs. Furness and Schowengerdt and their laboratory development team brought a generation of experience to the Visualant SPM development process. Dr. Furness is known in many circles as the “Father of Virtual Reality.”  Dr. Schowengerdt is an internationally renowned leader in the field of color perception.

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 8,285,510 B2 and is entitled “Method, Apparatus and Article To Facilitate Distributed Evaluation of Object Using Electromagnetic Energy.”

Ron Erickson, Visualant Founder and CEO, stated, “It’s an honor to now hold four patents covering our ChromaID technology. We expect more patents to be issued as we build the intellectual property foundation for Visualant’s business and move into the marketplace with diverse applications of our SPM technology.”

About Visualant, Inc.

Visualant is a public company whose shares trade under the stock symbol, VSUL. The Visualant Spectral Pattern Matching™ technology directs structured light onto a substance, through a liquid/gas, or off a surface, to capture a unique ChromaID. When matched against existing databases, a ChromaID™ can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID™ scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab–based tests.

Visualant entered into a one year Joint Development Agreement on May 31, 2012 with Sumitomo Precision Products Co., Ltd. (“SPP”), which focuses on the commercialization of the SPM technology and a License Agreement providing SPP with an exclusive license of the SPM technology in identified Asian territories. For more information, visit: http://www.visualant.net.

Sumitomo Precision Products Co., Ltd. is publicly traded on the Tokyo and Osaka Stock Exchanges and has operations in Japan, United States, China, United Kingdom, Canada, and other parts of the world. Additional information on SPP is available at http://www.spp.co.jp/English/index2-e.html.